Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF MARYLAND

(Baltimore Division)

TODD SALLEY Plaintiff, derivatively on behalf of OSIRIS THERAPEUTICS, INC., Nominal Defendant v. LODE DEBRANDERE, et al., Defendants	* * * * * *	Civil Action No. 17-cv-03777
* * * * * * * * * * * * * * * * * * * * * * * * SUMMARY NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE ACTIONS

TO: ALL RECORD OR BENEFICIAL OWNERS OF
OSIRIS THERAPEUTICS, INC. SECURTIES AS OF OCTOBER 24, 2018:

YOU ARE HEREBY NOTIFIED, pursuant to an Order of the United States District Court for the District of Maryland, that a hearing will be held on February 1, 2019, at 2:00 p.m., before the Honorable Ellen L. Hollander, at the Edward A. Garmatz United States Courthouse, 101 W. Lombard Street, Baltimore, MD 21201 (or at such a date and time as the Court may direct without further notice) for the purpose of determining: (i) whether the terms of a proposed settlement of the above-captioned action, and the related derivative actions pending (1) before the United States District Court for the District of Maryland, captioned Recupero v. Friedle, et al., Case No. 17-cv-00381 (D. Md. 2017); (2) in the Circuit Court for Howard County, Maryland captioned Connelly v. Debrabandere, et al., Case No. 13-C-16106815 (Cir. Ct. Md. 2016); and (3) the Kort Demand (collectively, the “Derivative Actions”), in accordance with the Stipulation of Settlement entered into by the Settling Parties, dated

October 24, 2018 (the “Stipulation”) are fair, reasonable, and adequate, and in the best interests of Osiris; (ii) whether the Notice of Pendency and Proposed Settlement of Shareholder Derivative Actions (“Notice”) fully satisfied the requirements of Rule 23.1 of the Federal Rules of Civil Procedure and due process; (iii) whether the Final Order and Judgment should be entered dismissing the above-captioned matter with prejudice, releasing the Released Persons from the Released Claims, and permanently barring and enjoining the institution and prosecution by Derivative Plaintiffs, and their counsel, and all other persons any action asserting any Released Claim against any of the Released Persons; (iv) whether the amount of attorneys’ fees and expenses to be awarded to Derivative Plaintiffs’ Counsel is fair and reasonable; (v) whether the Service Awards to Derivative Plaintiffs should be approved, and (vi) any other matters that come before the Court.

The Derivative Actions allege that certain current and former directors and certain former executive officers of Osiris breached their fiduciary duties through a lack of oversight, engaged in gross mismanagement of the Company, and were unjustly enriched as a result of failing to disclose that Osiris had filed misleading statements with the United States Securities and Exchange Commission (“SEC”), including registration statements, prospectuses, and statements of additional information dating from as early as May 12, 2014, as well as in annual, semi-annual, and quarterly reports, written press releases, letters, and other written communications, and also in oral communications, including communications by the individual defendants to investors on conference calls and in statements to analysts.

The Settlement consists of the adoption by Osiris of certain corporate governance reforms.  The Derivative Actions are not “class actions” and no individual shareholder has the right to receive any direct recovery from the Settlement.  The Settlement, if approved by the Court, will fully and finally resolve the issues raised in the Derivative Actions.  Upon entry of the Final Order and Judgment, all of Plaintiff Salley’s Released Claims against the Derivative Defendants shall be dismissed with prejudice and the Released Persons shall be released from the Released Claims.  Further, within ten (10) business days of the Court entering the Final Order and Judgment, counsel for Plaintiffs Recupero and Connelly shall request that the courts in which their respective lawsuits are pending dismiss the actions with prejudice.

If you have not already reviewed the full Notice and the Stipulation (along with its exhibits), those documents are available on Osiris’ website at http://www.osiris.com at the Investors page, and you are encouraged to review them.  This Summary Notice should be read in conjunction with, and is qualified by reference to, the full Notice and the Stipulation.

If you are a record or beneficial holder of Osiris securities as of October 24, 2018, your rights will be affected by this Settlement, including the release and extinguishment of claims you may possess relating to your ownership interest in Osiris securities.  Any Current Osiris Shareholder may appear at the Settlement Hearing and show cause, if he, she, or it has any reason why the Settlement of the Derivative Actions embodied in the Stipulation should not be approved as fair, reasonable, and adequate, or why the Final Order and Judgment should or should not be entered, or why the Fee and Expense Award or Service Awards should not be awarded (an “Objection”).

To object, the shareholder must: (a) file a written Objection, stating the case name and number, Salley v. Osiris Therapeutics, et al., Case No. 17-cv-03777, and stating all reasons for the Objection; (b) give proof of current ownership of Osiris stock as well as documentary evidence of when such stock ownership was acquired; (c) clearly identify any and all evidence that would be presented at the Settlement Hearing in connection with such Objections; and (d) identify any case, by name, court, and docket number, in which the objector or his, her, or its attorney, if any, has objected to a settlement in the last three years.  Any written Objections shall be filed with Clerk of the Court at least fourteen (14)

calendar days prior to the Settlement Hearing, as well as with counsel for Plaintiff Salley and Osiris, at the below addresses:

PLAINTIFF SALLEY’S COUNSEL	COURT	OSIRIS’ COUNSEL
Melissa Fortunato Bragar Eagel & Squire, P.C. 885 Third Ave. New York, NY 10022	Edward A. Garmatz United States Courthouse, 101 W. Lombard Street, Baltimore, MD 21201	Scott Haiber Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, MD 21202

Unless the Court otherwise directs, any Current Osiris Shareholder who does not make his, her, or its Objection in the manner provided in the preceding paragraph of this Notice shall be deemed to have waived such Objection, shall be bound by the Final Order and Judgment,  and shall forever be foreclosed from: (a) making any objections to the fairness, adequacy, or reasonableness of the Settlement; or (b) making any objections to the fairness and reasonableness of the Fee and Expense Award or Service Awards.

PLEASE DO NOT CONTACT THE COURT OR ANY REPRESENTATIVE OF OSIRIS OFFICE REGARDING THIS NOTICE.